Exhibit 4.1

HYATT HOTELS CORPORATION

FOURTH SUPPLEMENTAL INDENTURE

Dated as of May 10, 2013

to

INDENTURE

Dated as of August 14, 2009

WELLS FARGO BANK, National Association

Trustee

FOURTH SUPPLEMENTAL INDENTURE, dated as of May 10, 2013 (this “Fourth Supplemental Indenture”), to the Indenture, dated as of August 14, 2009, as amended by the Second Supplemental Indenture, dated as of August 4, 2011 (the “Original Indenture”), between HYATT HOTELS CORPORATION, a corporation organized under the laws of Delaware (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Notes of the Company, to be issued in one or more Series;

WHEREAS, Section 9.01(10) of the Original Indenture provides that the Company and the Trustee may amend or supplement the Original Indenture without consent of any Holder to add to, change or eliminate any of the provisions of the Original Indenture with respect to one or more Series of Notes, so long as any such addition, change or elimination shall (A) neither apply to any Note of any Series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the Holders of any such Note with respect to the benefit of such provision or (B) become effective only when there is no such Note outstanding; and

WHEREAS, all action on the part of the Company necessary to authorize this Fourth Supplemental Indenture has been duly taken;

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.01. Amendment to Section 9.02. With respect to (and solely with respect to) any Series of Notes created after the execution of this Fourth Supplemental Indenture, Section 9.02 of the Original Indenture is hereby deleted and amended and restated in its entirety to read as follows:

The Company and the Trustee may amend or supplement this Indenture or the Notes of any Series without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes of each Series then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) affected by such amendment or supplement by execution of a supplemental indenture hereto. However, without the consent of each Holder affected, an amendment or supplement may not:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest, including default interest, on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any Note may be redeemed (excluding, for the avoidance of doubt, the number of days before a redemption date that a notice of redemption may be mailed to the holders) or, once notice of redemption has been given to the holders, the time at which it must thereupon be redeemed;

(5) make any Note payable in money other than that stated in the Note;

(6) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(7) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or premium, if any, or interest on the Notes;

(8) waive a redemption payment with respect to any Note; or

(9) make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance thereof. After an amendment or supplement under this Section becomes effective, the Company shall mail to all affected Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all such Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

ARTICLE II

MISCELLANEOUS

SECTION 2.01. Interpretation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture. The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

SECTION 2.02. Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Original Indenture for all purposes; provided, however, that this Fourth Supplemental Indenture shall not apply to, or modify the rights of, the Holders of any Securities heretofore or hereafter issued pursuant to the First Supplemental Indenture, dated August 14, 2009 (the “First Supplemental Indenture”), or the Third Supplemental Indenture, dated August 9, 2011 (the “Third Supplemental Indenture”), in each case, to the Original Indenture. Every Holder of Securities hereafter authenticated and delivered (other than the Holders of any Securities issued pursuant to the First Supplemental Indenture or the Third Supplemental Indenture) shall be bound hereby.

SECTION 2.03. Concerning the Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

SECTION 2.04. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 2.05. GOVERNING LAW. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

HYATT HOTELS CORPORATION,

by	/s/ Gebhard F. Rainer
Name:	Gebhard F. Rainer
Title:	Executive Vice President, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee,

by	/s/ Martin G. Reed
Name:	Martin G. Reed
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]